Sheet2

Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 06/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended June 30, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/05/2003	$9,100	U.S. Treasury Note	1.63%	01/31/2005